Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oatly Group AB (publ) 2021 Incentive Award Plan of our report dated March 24, 2021(except for the share split described in note 33, as to which the date is May 11, 2021) with respect to the consolidated financial statements of Oatly Group AB included in Amendment No 2 to its Registration Statement (Form F-1 No. 333-255344) filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

May 20, 2021